UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

THE FASHION FANTASIA COMPANY
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	20-8694976 (I.R.S. Employer Identification No.)

22 Berkshire Way East Brunswick, NJ (Address of principal executive offices)	08816 (Zip Code)

Registrant's telephone number, including area code (732) 668-1654

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each classto be so registered	Name of each exchange on which each class is to be registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Fashion Fantasia Company
Table of Contents
Form 10

                 This Registration Statement on Form 10 includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's beliefs and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company set forth under the heading "Management Discussion and Analysis." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used.

                 Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Company's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements.

Item 1.	Business.

Description of Business

                 We were incorporated on July 29, 2003, in the State of New Jersey, as The Fashion Fantasia Company. We are a New Jersey-based company offering an array of fashion accessories over the Internet and at the wholesale level to U.S. based buyers. We are competing in a $30 billion market in the U.S. and our strategy is to leverage our Chinese sourcing relationship to provide value added products.

Principal Products

                 Currently, we offer a variety of hair accessories such as hair barrettes, ponytail holders, pin sets and imitation jewelry sets. These products carry significant margins since these are imported from China directly from our vendors.

Our Strategy

                 We emphasize quality control, superior quality, attractive designs and a reasonable price. To ensure that excellent quality levels are maintained, we strive to maintain international quality standards.

                 Our strategic objective is to be a leading designer of fashion jewelry with the focus on the U.S. accessories market. We intend to grow our business through acquisition of fashion related companies in China to take advantage of China's low labor costs as well as the fashion related manufacturing facilities there.

Distribution

                 We primarily rely on industry shows and an online presence to distribute our products to customers. We have attended the industry leading shows such as Accessories the Show (www.accessoriestheshow.com) and the Fashion Show (www.thefashionshow.com). In addition, we plan to sell our products through EBay (www.ebay.com). Through the contacts made at the industry shows, we intend to sell directly to fashion boutique shops and stores in the U.S., as well.

Accessories Market

TOTAL WOMEN'S ACCESSORIES
U.S. Retail Sales

$ Billions
Projected 2007	$31.15
2006	$30.92
2005	$30.15
2004	$28.84
2003	$27.82
Source: Accessories Magazine

                 Based on the National Retail Federation's www.shop.org research, it is estimated that online sales of accessories, footwear and apparel is now a $20-billion business (second only to travel, the top category in online sales), while jewelry alone accounts for $5.2 billion in sales. As the "State of Retailing Online" report further explains, "The continued implementation of features such as rich imaging (e.g., zoom and color swatching), rich Internet applications and product configurators have also helped push consumers online, making them comfortable with otherwise difficult and complex online transactions that in the past have required the physical inspection of items."

                 On the other hand, the total accessories market in the U.S. is estimated to be $31.1 billion based on an Accessories Magazine study. Due to the demographic changes and increase in personal disposable income in the U.S., this fashion segment is showing double digit growth. The designer brands are showing especially strong growth as compared to private label brands. Designer exclusives for retailers-especially at mass retailers such as Target, or even mid-tier department stores such as Kohl's-also showed growth last year.

TOTAL WOMEN'S ACCESSORIES
2005 U.S. Retail Sales All Outlets

	2006	2006 % change '06 over '05	2007 (Projected)	2008 (Planned projections)
Fashion/Bridge Jewelry	$8.6 billion	+4.0%	+3.5%	+5.0%
Fashion/Sport Watches	$3.3 billion	-1.0%	-1.5%	flat
Handbags	$6.9 billion	+8.0%	+6.5%	+4.0%
Small Leathergoods	$846 million	flat	+1.0%	+1.0%
Belts	$706 million	+8.0%	flat to -2.5%	flat
Hosiery (sheer & casual combined)	$4.95 billion	-0.5%	sheers +2.5% casual +6.0%	sheers flat casual +4.0%

Slippers/Casual Footwear	$698.5 million	+3.5%	+2.5%	+2.0%
Scarves/Wraps	$685 million	+1.5%	+3.0%	+3.0%
Cold Weather	$486 million	+1.5%	+5.0%	+1.5%
Sunglasses	$2.1 billion	+5.0%	+3.5%	+4.0%
Hats	$981 million	+1.5%	+2.0%	+1.5%
Hair Accessories	$320 million	+1.0%	+6.0%	+3.0%
Rainwear/Umbrellas	$348 million	flat	flat	flat
Source: Accessories Magazine

Competition

                 As we grow, we will compete with all manufacturers and suppliers of fashion accessories. Competition in the area of fashion accessories is extremely intense, and we do not have any measurable competitive position within the industry. We may not have the resources, expertise or other competitive factors to compete successfully in the future. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry than we do.

Sources and Availability of Raw Materials

                 The raw materials used in manufacturing our fashion accessories are readily available from numerous suppliers at uniform prices, and we do not know of any events that would limit the sources or availability of raw materials used in manufacturing our fashion accessories.

Intellectual Property

                 We do not own any intellectual property.

Government Approvals and Regulation

                 Other than customary labor laws and local ordinances regarding sales of products in public, we are not subject to any government regulation. Further, we are not subject to any environmental laws or regulations.

Research and Development

                 We have never spent any material amount on research and development activities.

Employees

                 We currently have no employees, other than our officers and directors. We intend to add employees and full-time executives as sales of our products begin to increase.

Item 1A.	Risk Factors.

                 Our business involves a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained in this Form 10.

                 We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

                 You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our existing and new products and services. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future. We were incorporated in July 2003 and have generated little revenue to date. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and developing new products and services. These include, but are not limited to, inadequate funding, lack of consumer acceptance, competition, product development, and inadequate sales and marketing. The failure by us to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail operations. No assurance can be given that we can or will ever operate profitably.

                 We may not be able to meet our future capital needs.

                 To date we have relied on private funding from our founders, directors, and unrelated third parties to fund operations. For the year ended December 31, 2007, we generated approximately $2,267 in revenue from consulting services. We have limited cash liquidity and capital resources. Our future capital requirements will depend on many factors, including the ability to market our products and services successfully, cash flow from operations, and competing market developments. Any equity financings could result in dilution to our then-existing stockholders. Sources of debt financing may result in high interest expense. Any financing, if available, may be on unfavorable terms. If adequate funds are not obtained, we may be required to reduce or curtail operations.

                 We have only recently begun selling goods and if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited and our operating results will be affected adversely.

                 We have only recently begun selling fashion accessories and we cannot assure you that our product offerings will be accepted by consumers as distinctive in design, useful, and well made. We may not be successful in offering products that meet these requirements. If our products do not become popular with our customers, if other retailers, especially department stores or discount retailers, offer the same products or products similar to those we sell, or if demand generally for fashion accessories such as ours decreases or fails to grow, our sales may decline or we may be required to offer our products at lower prices. If customers buy fewer of our products or if we have to reduce our prices, our net sales will decline and our operating results would be affected adversely.

                 Moreover, in order to meet our strategic goals, we must successfully identify, obtain supplies of, and offer to our customers new, innovative and high quality design products on a continuous basis. These products must appeal to a wide range of customers whose preferences may change in the future. If we misjudge either the market for our products or our customers' purchasing habits, we may be faced with significant excess inventories for some products and missed opportunities for products we chose not to stock.

                 We do not have long-term vendor contracts and we may not have access to products that we sell. Accordingly, if we are unable to provide our customers with continued access to popular products, our net sales will decline and our operating results would be harmed.

                 All of the products that we offer are manufactured by third-party suppliers. We do not typically enter into formal exclusive supply agreements for our products and, therefore, have no contractual rights to exclusively market and sell them. Since we do not have arrangements with any vendor or distributor that would guarantee the availability or exclusivity of our products from year to year, we do not have a predictable or guaranteed supply of these products in the future. If we are unable to provide our customers with continued access to popular products, our net sales will decline and our operating results would be harmed.

                 Because we do not plan to stockpile inventory of our imported goods, if we do not manage our inventory levels successfully, our operating results will be adversely affected.

                 Because we do not plan to stockpile inventory of the goods we import, we must effectively manage our inventory levels to operate our business successfully. Our success depends upon our ability to anticipate and respond to changing merchandise trends and customer demands in a timely manner. If we misjudge market trends, we may overstock unpopular products and be forced to take significant inventory markdowns, which would have a negative impact on our operating results. Conversely, shortages of popular items could result in loss of sales and have a material adverse effect on our operating results.

                 Consumer preferences may change between the time we order a product and the time it is available for sale. We base our product selection on our projections of consumer preferences in a future period, and our projections may not be accurate. As a result, we are vulnerable to consumer demands and trends, to misjudgments in the selection and timing of our merchandise purchases and fluctuations in the economy. Additionally, our inventory is sourced from vendors located in China. This usually requires us to order merchandise, and enter into purchase order contracts for the purchase and manufacture of such merchandise, well in advance of the time such products will be offered for sale, which makes us vulnerable to changes in consumer demands and trends. If we do not accurately predict our customers' preferences and acceptance levels of our products, our inventory levels will not be appropriate and our operating results may be negatively impacted.

                 We rely on foreign sources of production and as a result we are subject to risks of import duty and quota fluctuations and if the country or countries from which we currently import or import in the future become subject to trade restriction from the United States, we will have difficulties locating alternative supply of our products and our operating results will suffer.

                 We currently source all of our products from foreign manufacturers. As such, we are subject to risks and uncertainties associated with fluctuation of import duties and quotas on the goods we import into the United States.

                 Additionally, countries in which our products are currently manufactured or may be manufactured in the future may become subject to trade restrictions imposed by the United States or foreign governments. Any event causing a disruption or delay of imports from foreign vendors, including the imposition of additional import restrictions, restrictions on the transfer of funds or increased tariffs or quotas, or both could increase the cost or reduce the supply of merchandise available to us and adversely affect our operating results.

                 Any changes in the political and economic policies of, or any new regulations implemented by, the Chinese governments could affect, or even restrict, the operation of our business and our ability to generate revenues.

                 Our company relies on manufacturers and distributors located in China. Accordingly, our business, results of operations and financial conditions are affected to a significant degree by the economic, political and legal developments in China.

                 Some modifications or revisions, including the adoption of governmental regulations affecting the export of products that our company purchases, could have a material adverse effect on our business. Furthermore, there is no guarantee that the Chinese governments will not impose other economic or regulatory controls that would have a material adverse effect on our business. Any changes in the political, economic and social conditions in China, changes in policies by the Chinese governments or changes in the laws and regulations imposed on the business of manufacturing and distributing fashion accessories could adversely affect the manner in which we operate our business and restrict or prohibit transactions initiated or conducted by us.

                 Product liability claims or concerns about the safety of products manufactured in China could harm our reputation, increase costs or reduce sales.

                 We may experience defects or errors in products manufactured in China after their sale to customers. Individuals could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from these injuries. If any individual is harmed by our products, we may face product liability claims. If we cannot successfully defend ourselves against the product liability claim, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products;
•	injury to our reputation;
•	costs of related litigation;
•	substantial monetary awards to plaintiffs; and
•	loss of revenues.

                 A product liability or other claim with respect to uninsured liabilities could have a material adverse effect on our business and prospects.

                 Furthermore, concerns about the safety of products manufactured in China, whether caused by our products or not, could result in the rejection of our products by customers, damage to our reputation, lost sales, increased costs, any of which could harm our business.

                 We will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to scale back or cease operations or discontinue our business.

                 We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product selection and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

                 Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

                 We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

                 Because we face intense competition, we may not be able to operate profitably in our markets.

                 The fashion accessories markets are highly competitive and are becoming more so, which could hinder our ability to successfully market our products and services. We may not have the resources, expertise or other competitive factors to compete successfully in the future. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry. As a result, these competitors may be able to:

•	develop and expand their product offerings more rapidly;
•	adapt to new or emerging technologies and changes in customer requirements more quickly;
•	take advantage of acquisition and other opportunities more readily; and
•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can.

                 If we are unable to attract and retain key personnel, we may not be able to compete effectively in our market.

                 Our success will depend, in part, on our ability to attract and retain key management, technical and sales and marketing personnel. We attempt to enhance our management and technical expertise by recruiting qualified individuals who possess desired skills and experience in certain targeted areas. We experience strong competition for such personnel in the fashion accessories industry. Our inability to retain employees and attract and retain sufficient additional employees, and information technology, engineering and technical support resources, could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key personnel could limit our ability to develop and market our products and services.

                 We may not be able to effectively manage our growth and operations.

                 We may experience rapid growth and development in a relatively short period of time by aggressively marketing our fashion accessory products or through the acquisition of other similar providers. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our possible growth and development and difficulties in managing our business could have a material adverse effect on our business and the value of our common stock.

                 Because our officers, directors and principal shareholders control a large percentage of our common stock, such insiders have the ability to influence matters affecting our shareholders.

                 Hong Zhao, our sole officer and director and majority shareholder, beneficially owns 65% of our outstanding common stock. As a result, she has the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because she controls such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

                 Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of common stock.

                 Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of our Common Stock without shareholder approval. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

                 While we anticipate that our Common Stock will be quoted on the OTC Bulletin Board, we cannot assure you that our Common Stock will be eligible for quotation or will continue to be so quoted in the future. We will need to devote substantial time, effort and expense to developing and maintaining an active, stable and sustained trading market.

                 There is no public market for our common stock and there can be no assurance that such a market will develop after the effectiveness of this registration statement. While we anticipate that our securities will be quoted on the OTC Bulletin Board, we cannot assure you that our securities will be eligible for quotation or that an OTCBB quotation, if obtained, will be successfully maintained. An active, stable and sustained public trading market having the desired characteristics of depth, liquidity and orderliness will depend on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence will depend on the individual decisions of investors and general economic and market conditions over which we have no control. Since there are over 10,000 public companies in the U.S. and most purchasers of small company securities do so because the issuer has come to their attention through a conscious market development effort, we believe we will need to devote substantial time, effort and expense to developing and maintaining an active trading market for our stock. If we fail to devote adequate time and resources to that effort, any market that does develop is likely to be short-lived and volatile.

                 We will not be required to comply with all of the requirements of the Sarbanes-Oxley Act of 2002 because we will not be quoted or listed on the Nasdaq or a national securities exchange and quotation of our shares on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were so quoted or listed.

                 Because our securities are not quoted on or expected to qualify for quotation on the Nasdaq or any other national securities exchange, we are not subject to all of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, such as independent director standards and audit committee requirements. While we may choose to voluntarily adopt some of the requirements of Sarbanes-Oxley, you may not have all of the corporate governance protection afforded to investors in companies listed on Nasdaq or a national exchange. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on Nasdaq or a national exchange.

                 Our common stock will probably be subject to the "penny stock" rules which would make it a less attractive investment.

                 SEC rule 3a51-1 defines a "penny stock" as any equity security that is not listed on the NASDAQ system or a national securities exchange and has an inside bid price of less than $5 per share. Our common stock will probably be subject to the penny stock rules. Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a determination respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser and receive the purchaser's written approval of the transaction. Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from purchasing such securities. Therefore, both the ability of a broker-dealer to recommend our common stock and the ability of holders of our common stock to sell their shares in the secondary market are likely to be adversely affected. Until the inside bid price of our stock exceeds $5 per share, the penny stock rules will decrease market liquidity and make it difficult for you to use our stock as collateral.

                 We are unlikely to pay dividends for the foreseeable future.

                 We have never declared or paid cash dividends and we do not expect to pay cash dividends in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of our business, we believe any future earnings will be retained to finance ongoing operations and the expansion of our business.

Item 2.	Financial Information.

Management Discussion and Analysis

Overview

                 We are a New Jersey-based company offering an array of fashion accessories over the Internet and at the wholesale level to U.S. based buyers. We are competing in a $30 billion market in the U.S. and our strategy is to leverage our Chinese sourcing relationship to provide value added products via the Internet.

Going Concern

                 Our independent registered public accounting firm states in their audit report that the audited financial statements of The Fashion Fantasia Company for the years ended December 31, 2007 and 2006 have been prepared assuming the company will continue as a going concern. In addition, our independent registered public accounting firm notes in the audit report that our lack of established sources of revenue raises substantial doubt about our ability to continue in business.

Critical Accounting Issues

                 Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by our management's applications of accounting policies. The critical accounting policies for us are establishing an allowance for doubtful receivables, valuation of inventory at the lower of cost or market and determining the estimated useful lives of property and equipment and intangible assets for depreciation and amortization calculations.

Three Months Ended March 31, 2008 and 2007

Results of Operations

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007	For the Period from July 29, 2003 (Inception) through March 31, 2008

Revenues	$-	$2,000	$2,267
Operating expenses:
Professional fees	8,099	-	15,599
General and administrative expenses	700	-	5,411
Income (loss) from operations	(8,799)	2,000	(18,743)
Other income	(132)	-	(385)
Net income (loss)	$(8,667)	$2,000	$(20,858)

Revenue

                 Our revenue for the three months ended March 31, 2008 was $0, compared to revenues of $2,000 for the three months ended March 31, 2007. We have had total revenues of $2,267 from our inception on July 29, 2003 through March 31, 2008. All of our revenue since our inception relates to fashion related consulting services. We did not have any revenues from consulting services during the three months ended March 31, 2008, and we do not expect to have additional revenues from consulting services or any material revenues at all until December 31, 2008.

Cost of revenue

                 Our cost of goods sold were $0 for the three-month periods ended March 31, 2008 and 2007, and we have not had any cost of goods sold since our inception. Since the $2,267 in revenues we generated since our inception from consulting services there was no cost of goods sold related to these revenues.

Professional fees

                 We incurred $8,099 in professional fees for the three months ended March 31, 2008, compared to $0 for the same period one year ago and $15,599 since our inception. The professional fees we incurred for the three months ended March 31, 2008 related to $6,099 in legal fees and $2,000 in accounting fees, and the professional fees we have incurred since our inception related to $9,500 in accounting fees and $6,099 in legal fees.

General and administrative expenses

                 We incurred general and administrative expenses of $700 for the three months ended March 31, 2008 compared to general administrative expenses of $0 for the three months ended March 31, 2007 and $5,411 for the period since our inception. Our general and administrative expenses for the three months ended March 31, 2008 consisted primarily of $500 in travel expenses and approximately $130 in office supplies.

Other Income

                 Our total other income was $132 for the three months ended March 31, 2008, which consisted entirely of interest income, compared to $0 for the same period one year ago. We have a total of $385 of other income since our inception through March 31, 2008, also consisting entirely of interest income.

Net Income (Loss)

                 We had a net loss of ($8,667) for the three months ended March 31, 2008, compared to net income of $2,000 for the three months ended March 31, 2007. The net loss for the three months ended March 31, 2008 was a result of our lack of revenues and the amounts we spent on professional fees and general and administrative expenses. Our net loss for the period from July 29, 2003 (inception) through March 31, 2008 was ($20,858).

Liquidity and Capital Resources.

Introduction

                 As of March 31, 2008, we had total current assets of $41,192 and total current liabilities of $5,750. As of March 31, 2008, our assets consisted entirely of cash. During the period from July 29, 2003 (inception) through March 31, 2008. We incurred a net loss of ($20,858).

                 Our ability to continue, as a going concern on a long-term basis is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations on a timely basis, to obtain additional financing and ultimately attain profitability.

                 Although we have been successful in the past in raising capital, no assurance can be given that sources of financing will continue to be available and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on favorable terms.

                 To the extent that we raise additional capital through the sale of equity or convertible debt securities, dilution of the interests of existing shareholders may occur. If we raise additional funds through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.

                 Our cash, current assets, primary current liabilities, and total current liabilities as of March 31, 2008, compared to the end of our last fiscal year were:

	As of March 31, 2008	As of December 31, 2007	Change

Cash and cash equivalents	$41,192	$26,559	$14,633
Total current assets	41,192	26,559	14,633
Accrued expenses	5,750	3,750	2,000
Total current liabilities	5,750	3,750	2,000

Cash Requirements

                 We intend to use our available funds for working capital purposes.

Sources and Uses of Cash

Operating Activities

                 Our net cash provided by (used in) operating activities was ($6,667) for the three months ended March 31, 2008 and $2,000 for the three months ended March 31, 2007. The principal components of the decrease net cash used in operations for the three months ended March 31, 2008 were: (a) a net loss of $8,667, and (b) accrued expenses of $2,000. Our net cash provided by (used in) operating activities was ($15,108) for the period from July 29, 2003 (inception) through March 31, 2008.

Financing Activities

                 Our net cash provided by financing activities was $21,300 for the three months ended March 31, 2008 and was the result of the sale of our common stock, compared to $0 for the three months ended March 31, 2007. Our net cash provided by financing activities was $56,300 for the period from July 29, 2003 (inception) through March 31, 2008, and was all the result of the sale of our common stock..

Years ended December 31, 2007 and 2006

Results of Operations

	Year Ended December 31, 2007	Year Ended December 31, 2006	For the Period from July 29, 2003 (Inception) through December 31, 2007

Revenues	$2,267	$-	$2,267
Operating expenses:
Professional fees	7,500	-	7,500
General and administrative expenses	4,244	467	4,711
Income (loss) from operations	(9,477)	(467)	(9,944)
Other income	(253)	-	(253)
Net income (loss)	$(9,427)	$(967)	$(12,191)

Revenue

                 Our revenue for the year ended December 31, 2007 was $2,267, compared to no revenues for the year ended December 31, 2006. The $2,267 revenues for the year ended December 31, 2007 are all the revenues we have had since our inception on July 29, 2003 through December 31, 2007. All of our revenue since our inception relates to fashion related consulting services and we do not expect to have additional revenues from consulting services or any material revenues at all until December 31, 2008.

Cost of revenue

                 Our cost of goods sold were $0 for the years ended December 31, 2007 and 2006, and we have not had any cost of goods sold since our inception. Since the $2,267 in revenues we generated since our inception was from consulting services there was no cost of goods sold related to these revenues.

Professional fees

                 We incurred $7,500 in professional fees for the year ended December 31, 2007, compared to $0 for the same period one year ago and $7,500 since our inception. The professional fees we incurred for the year ended December 31, 2007, and since our inception, related to accounting fees.

General and administrative expenses

                 We incurred general and administrative expenses of $4,244 for the year ended December 31, 2007 compared to general administrative expenses of $467 for the year ended December 31, 2006 and $4,711 for the period since our inception. Our general and administrative expenses for the year ended December 31, 2007 consisted primarily of approximately $3,500 in travel expenses. Our general and administrative expenses for the year ended December 31, 2006 all related to miscellaneous expenses.

Other Income

                 Our total other income was $253 for the year ended December 31, 2007, which consisted entirely of interest income, compared to $0 for the same period one year ago. We have a total of $253 of other income since our inception through December 31, 2007.

Net Income (Loss)

                 We had a net loss of ($9,724) for the year ended December 31, 2007, compared to net loss of ($967) for the year ended December 31, 2006. The net loss for the year ended December 31, 2007 was a result of our lack of revenues and the amounts we spent on professional fees and general and administrative expenses. Our net loss for the period from July 29, 2003 (inception) through December 31, 2007 was ($12,191).

Liquidity and Capital Resources.

Introduction

                 As of December 31, 2007, we had total current assets of $26,559 and total current liabilities of $26,559. As of December 31, 2007, our assets consisted entirely of cash. During the period from July 29, 2003 (inception) through December 31, 2007 we incurred a net loss of ($12,191).

                 Our ability to continue, as a going concern on a long-term basis is dependent upon our ability to generate sufficient cash flow from operations to meet our obligations on a timely basis, to obtain additional financing and ultimately attain profitability.

                 Although we have been successful in the past in raising capital, no assurance can be given that sources of financing will continue to be available and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on favorable terms.

                 To the extent that we raise additional capital through the sale of equity or convertible debt securities, dilution of the interests of existing shareholders may occur. If we raise additional funds through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.

                 Our cash, current assets, primary current liabilities, and total current liabilities as of December 31, 2007 and 2006, were:

	As of December 31, 2007	As of December 31, 2006	Change

Cash and cash equivalents	$26,559	$-	$26,559
Total current assets	26,559	-	26,559
Accrued expenses	3,750	467	3,283
Total current liabilities	3,750	2,467	1,283

Cash Requirements

                 We intend to use our available funds for working capital purposes.

Sources and Uses of Cash

Operating Activities

                 Our net cash provided by (used in) operating activities was ($8,441) for the year ended December 31, 2007 and $0 for the year ended December 31, 2006. The principal components of the decrease net cash used in operations for the year ended December 31, 2007 were: (a) a net loss of ($9,724), (b) accrued expenses of $3,283, and (c) taxes payable of ($2,000). Our net cash provided by (used in) operating activities was ($8,441) for the period from July 29, 2003 (inception) through December 31, 2007.

Financing Activities

                 Our net cash provided by financing activities was $35,000 for the year ended December 31, 2007 and was the result of the sale of our common stock, compared to $0 for the year ended December 31, 2006. Our net cash provided by financing activities was $35,000 for the period from July 29, 2003 (inception) through December 31, 2007, and was all the result of the sale of our common stock.

Debt Instruments, Guarantees, and Related Covenants

                 We do not have any long term debt and no significant short term debt, and have not entered into any guarantee arrangements or other related covenants.

Critical Accounting Policies

                 The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management's initial estimates as reported. A summary of our significant accounting policies are located in the notes to the financial statements which are an integral component of this filing.

Off-balance Sheet Arrangements

                 We do not have any off-balance sheet arrangements.

Contractual Obligations

Payments due by period (in USD)
Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Long-Term Debt Obligations	-0-	-0-	-0-	-0-	-0-
Capital Lease Obligations	-0-	-0-	-0-	-0-	-0-
Operating Lease Obligations	-0-	-0-	-0-	-0-	-0-
Related Party	-0-	-0-	-0-	-0-	-0-
Third Party	-0-	-0-	-0-	-0-	-0-
Purchase Obligations	-0-	-0-	-0-	-0-	-0-
Other Long-Term Liabilities	-0-	-0-	-0-	-0-	-0-
Total Contractual Obligations	-0-	-0-	-0-	-0-	-0-

Item 3.	Properties.

                 Our principal executive and administrative offices are located at 22 Berkshire Way, East Brunswick, NJ 08816. This is also the principal residence of Ms. Hong Zhao, our sole officer and director, thus we do not have any rent expense. We expect to rent a professional office in the near future.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

                 The following table sets forth, as of May 15, 2008, certain information with respect to the Company's equity securities owned of record or beneficially by (i) the Officers and Directors of the

Company; (ii) each person who owns beneficially more than 5% of each class of the Company's outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Common Stock	Hong Zhao	6,500,000	64.8%

Common Stock	Fang Chen, 7433 St. Albans Road, Apt. 1, Richmond, BC, Canada V6Y 2K5	2,000,000	19.9%

Common Stock	All officers and directors as a group (1 person)	6,500,000	64.8%

(1)	Unless otherwise noted, the address of each principal shareholder is c/o The Fashion Fantasia Company, 22 Berkshire Way, East Brunswick, NJ 08816.

(2)	Based on 10,026,667 shares outstanding as of May 15, 2008. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

Item 5.	Directors and Executive Officers.

                 The following table sets forth the name and age of the current directors and executive officers of the Company, the principal office and position with the Company held by each and the date each became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.

Name	Age	Position(s)

Hong Zhao	38	Chief Executive Officer, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors

                 Hong Zhao, age 38, is our Chief Executive Officer, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors, and has held these positions since 2003. In addition, she is the Director, Chief Financial Officer and Secretary of Paragon SemiTech USA, Inc. and the President, Secretary, Chief Financial Officer, and Chairwoman of the Board of Directors of YaFarm Technologies, Inc., both of which are publicly traded companies. Ms. Zhao was previously a founding member of Performance-Based.com, a leading New York City based human resources relation service provider. Ms. Zhao graduated from City College, CUNY with a M.S. in Computer Science degree. She obtained her B.S. degree from Tianjin University, Tianjin, China.

Item 6.	Executive Compensation.

Executive Officers and Directors

                 None of our executive officers or directors receives any compensation from us.

Summary Compensation Table

                 The following tables set forth certain information about compensation paid, earned or accrued for services by (i) our Chief Executive Officer and (ii) all other executive officers who earned in excess of $100,000 in the fiscal year ended December 31, 2007 ("Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Hong Zhao CEO, Secretary, CFO and Chairwoman of the Board of Directors	2007	-	-	-	-	-	-	-	-

Employment Contracts

                 As of December 31, 2007, there were no employment agreements in place covering our executive officer.

Other Compensation

                 None.

Director Compensation

                 The following table sets forth director compensation as of December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Hong Zhao	-0-	-0-	-0-	-0-	-0-	-0-	-0-

                 The compensation of each of our directors is fully furnished in the Summary Compensation Table above.

                 Our Directors who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors. All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

Outstanding Equity Awards at Fiscal Year-End

                 The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of December 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Hong Zhao	-0-	-0-	-0-	N/A	N/A	-0-	-0-	-0-	-0-

Item 7.	Certain Relationships and Related Transactions.

                 On March 31, 2004, we issued 6,500,000 shares of our common stock to Hong Zhao, our sole officer and director, upon formation of the company.

Item 8.	Legal Proceedings.

                 We are not a party to or otherwise involved in any legal proceedings.

Item 9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Holders

                 As of May 15, 2008, there were 45 holders of record of our common stock.

Market Information

                 Our common stock is not currently traded on any stock exchange or electronic quotation system. We expect that our common stock will be traded on the OTC Bulletin Board following the effectiveness of this registration statement.

Securities Eligible for Resale

                 Rule 144. Under Rule 144, as recently amended by the SEC, all shares held by non-affiliates that have been issued and outstanding for more than one year are presently eligible for resale and commencing 90 days after the effective date of this registration statement, all shares held by non-affiliates that have been issued and outstanding for more than six months will be eligible for resale. Future sales of large numbers of shares into a limited trading market or the concerns that those sales may occur could cause the trading price of our common stock to decrease or to be lower than it might otherwise be. If an active, stable and sustained trading market does not develop, the market price for our shares will decline and such declines are likely to be permanent

                 Rule 701. Under Rule 701, as currently in effect, shares of common stock acquired in compensatory transactions by employees of privately held companies may be resold by persons, other than affiliates, beginning 90 days after the date of the effectiveness of this registration statement, subject to manner of sale provisions of Rule 144, and by affiliates in accordance with Rule 144 without compliance with its one-year minimum holding period.

                 Combined. On the date of this registration statement, we had 10,026,667 shares outstanding, including 1,526,667 shares held by persons who are not directors, officers or affiliates of our company. Of this total:

•	333,333 shares held by non-affiliates have been outstanding since April 25, 2007 and are presently eligible for resale pursuant to Rule 144;
•	zero shares were issued to non-affiliates pursuant to Rule 701;
•	26,667 shares were issued to non-affiliates on January 29, 2008, and will become eligible for resale pursuant to Rule 144 commencing on July 30, 2008, assuming 90 days have elapsed after the effectiveness of this registration statement.
•	500,000 shares were issued to non-affiliates on February 27, 2008, and will become eligible for resale pursuant to Rule 144 commencing on August 28, 2008, assuming 90 days have elapsed after the effectiveness of this registration statement; and
•	666,667 shares were issued to non-affiliates on March 14, 2008, and will become eligible for resale pursuant to Rule 144 commencing on September 15, 2008, assuming 90 days have elapsed after the effectiveness of this registration statement.

Options

                 We have no options outstanding on the date of this registration statement.

Dividend Policy

                 We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

Item 10.	Recent Sales of Unregistered Securities.

                 On March 14, 2008, we issued 666,667 shares of our common stock to five (5) individuals, in exchange for $20,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was sophisticated and familiar with our operations.

                 On February 27, 2008, we issued 500,000 shares of our common stock to The Lebrecht Group, APLC, our legal counsel, in exchange for $500. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was accredited.

                 On January 29, 2008, we issued 26,667 shares of our common stock to one (1) individual, in exchange for $800. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was sophisticated and familiar with our operations.

                 On July 30, 2007, we issued 2,000,000 shares of our common stock to one individual, in exchange for $30,000. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was sophisticated and familiar with our operations.

                 On April 25, 2007, we issued a total of 333,333 shares of our common stock to 36 individuals, in exchange for $5,000. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were sophisticated and familiar with our operations.

                 On March 31, 2004, we issued 6,500,000 shares of our common stock to Hong Zhao, our sole officer and director, as founder's stock upon formation of the company. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was an accredited investor.

Item 11.	Description of Registrant's Securities to be Registered.

                 Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of the date hereof, there were 10,026,667 shares of our common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

                 Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

                 Preferred Stock. We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share, of which no such shares are issued and outstanding. Our Board of Directors can choose the rights, privileges, and preferences without further shareholder approval. We have not designated the rights and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

                 Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

                 Transfer Agent. We currently act as our own transfer agent for our common stock.

Item 12.	Indemnification of Directors and Officers.

                 Article 7 of our Amended and Restated Certificate of Incorporation, provides that, in addition to, and in no way limiting the powers or authority now or hereafter conferred upon the Corporation by the Certificate of Incorporation, the Bylaws of the Corporation, or the laws of the State of New Jersey, the Corporation shall possess, and may exercise all powers of indemnification of officers, directors, employees, agents, and other persons and all powers and authority incidental thereto (including without limitation of power and authority to advance expenses, and to purchase and maintain insurance with respect thereto), without regard to whether or not such powers and authority are specifically provided for by New Jersey Statutes. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the Corporation and without shareholder action, to exercise all of the Corporation's authority and powers of indemnification.

                 Our bylaws do not further address indemnification.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 13.	Financial Statements and Supplementary Data.

                 The financial statements and supplementary data listed in Item 15, below, are included with this registration statement.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

                 There have been no disagreements with our accountants required to be disclosed under this Item.

Item 15.	Financial Statements and Exhibits.

List of Financial Statements

                 The following financial statements are filed as part of this registration statement:

Notes to Financial Statements December 31, 2007 and 2006	F-7- F-10

Unaudited Interim Financial Statements	F-11-F18

Index to Exhibits

Item No.	Description

3.1	Amended and Restated Certificate of Incorporation of The Fashion Fantasia Company

3.2	Bylaws of The Fashion Fantasia Company

SIGNATURES

                 In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 17, 2008	The Fashion Fantasia Company

/s/ Hong Zhao
	By:	Hong Zhao
	Its:	Chief Executive Officer

THE FASHION FANTASIA COMPANY

(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
The Fashion Fantasia Company
(A development stage company)
East Brunswick, New Jersey

We have audited the accompanying balance sheets of The Fashion Fantasia Company (a development stage company) (the "Company") as of December 31, 2007 and 2006 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2007 and 2006, and for the period from July 29, 2003 (Inception) through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2007 and 2006 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period from July 29, 2003 (Inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had a deficit accumulated during the development stage, earned nominal revenues since inception and has a net loss and cash used in operations for the year ended December 31, 2007, respectively. The Company will require additional working capital to develop its business until the Company either: (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
May 5, 2008

See accompanying notes to the financial statements

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	December 31, 2007	December 31, 2006

ASSETS
CURRENT ASSETS:
Cash	$26,559	$-

Total Current Assets	26,559	-

Total Assets	$26,559	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accrued expenses	$3,750	$467
Taxes payable	-	2,000

Total Current Liabilities	3,750	2,467

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock at $0.001 par value, 10,000,000 shares authorized, none issued or outstanding
Common stock at $0.001 par value, 100,000,000 shares authorized, 8,833 6,500 8,833,333 and 6,500,000 shares issued and outstanding, respectively
Additional paid-in capital	26,167	(6,500)
Deficit accumulated during the development stage	(12,191)	(2,467)

Total Stockholders' Equity (Deficit)	22,809	(2,467)

Total Liabilities and Stockholders' Equity (Deficit)	$26,559	$-

See accompanying notes to the financial statements

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
	For the Year Ended		For the Period from July 29, 2003 (Inception) through
	December 31, 2007	December 31, 2006	December 31, 2007

NET REVENUES	$2,267	$-	$2,267

OPERATING EXPENSES:
Professional fees	7,500	-	7,500
General and administrative expenses	4,244	467	4,711

Total operating expenses	11,744	467	12,211

LOSS FROM OPERATIONS	(9,477)	(467)	(9,944)

OTHER INCOME:
Interest income	(253)	-	(253)

Total other income	(253)	-	(253)

LOSS BEFORE INCOME TAXES	(9,224)	(467)	(9,691)

INCOME TAXES	500	500	2,500

NET LOSS	$(9,724)	$(967)	$(12,191)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:	$(0.00)	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	7,572,100	6,500,000	6,785,633

See accompanying notes to the financial statements

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Period from July 29, 2003 (Inception) through December 31, 2007

	Common Stock, $0.001 Par Value		Additional	Deficit Accumulated During the	Total
	Number of Shares	Amount	Paid-in Capital	Development Stage	Stockholders' Equity (Deficit)

Balance, December 31, 2003	-	$-	$-	$-	$-

Issuance of common stock to founder on March 31, 2004	6,500,000	6,500	(6,500)	-	-

Net loss	-	-	-	-	-

Balance, December 31, 2004	6,500,000	$6,500	$(6,500)	$-	$-

Net loss	-	-	-	(1,500)	(1,500)

Balance, December 31, 2005	6,500,000	6,500	(6,500)	(1,500)	(1,500)

Net loss	-	-	-	(967)	(967)

Balance, December 31, 2006	6,500,000	6,500	(6,500)	(2,467)	(2,467)

Issuance of common stock for cash at $0.015 per share on April 25, 2007	333,333	333	4,667	-	5,000

Issuance of common stock for cash at $0.015 per share on July 30, 2007	2,000,000	2,000	28,000	-	30,000

Net loss	-	-	-	(9,724)	(9,724)

Balance, December 31, 2007	8,833,333	$8,833	$26,167	$(12,191)	$22,809

See accompanying notes to the financial statements

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended		For the Period from July 29, 2003 (Inception) through
	December 31, 2007	December 31, 2006	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,724)	$(967)	$(12,191)

Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
Accrued expenses	3,283	467	3,750
Taxes payable	(2,000)	500	-

NET CASH USED IN OPERATING ACTIVITIES	(8,441)	-	(8,441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	35,000	-	35,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	35,000	-	35,000

NET INCREASE IN CASH	26,559	-	26,559

Cash at beginning of period	-	-	-

Cash at end of period	$26,559	$-	$26,559

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$-	$-	$-

Taxes paid	$2,500	$-	$2,500

See accompanying notes to the financial statements

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
Notes to the Financial Statements
December 31, 2007 and 2006

NOTE 1 - ORGANIZATION AND OPERATIONS

                 The Fashion Fantasia Company (a development stage company) ("Fashion Fantasia" or the "Company") was incorporated on July 29, 2003 under the laws of the State of New Jersey. The Company engages in marketing and distribution of fashion accessories over the Internet and at the wholesale level to the United States based buyers and consulting services relating to fashion industries.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

                 The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Development stage company

                 The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Enterprises" ("SFAS No. 7"). Although the Company has recognized some nominal amount of revenue since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company' development stage activities.

Use of estimates

                 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

                 The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

                 The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash, accrued expenses and taxes payable, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

                 The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" ("SAB No. 101"), as amended by SAB No. 104 ("SAB No. 104") for revenue recognition. The Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred and the title and risk of loss transfer to the buyer, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

                 The Company derives its revenue from sales contracts with customers with revenues being generated upon the shipment of goods. Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking company or third party carrier and title transfers upon shipment, based on free on board ("FOB") warehouse; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Income taxes

                 The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net loss per common share

                 Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128"). Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive common shares outstanding as of December 31, 2007 or 2006.

Recently issued accounting pronouncements

                 In June 2003, the United States Securities and Exchange Commission ("SEC") adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"), as amended by SEC Release No. 33-8889 on February 1, 2008. Commencing with its annual report for the year ending December 31, 2008, the Company will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement

•	of management's responsibility for establishing and maintaining adequate internal control over our financial reporting;

•	of management's assessment of the effectiveness of our internal control over financial reporting as of year end;

•	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

                 Furthermore, in the following fiscal year, it is required to file the auditor's attestation report separately on the Company's internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

                 On September 15, 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157 "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

                 On February 15, 2007, the FASB issued FASB Statement No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115" ("SFAS No. 159"). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

                 In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 "Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities" ("EITF Issue No. 07-3") which is effective for fiscal years beginning after December 15, 2007. EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

                 In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) "Business Combinations" ("SFAS No. 141(R)"), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company's year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

                 In December 2007, the FASB issued FASB Statement No. 160 "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS No. 160"), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company's year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

                 Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

                 As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $12,191 at December 31, 2007, earned nominal amount of revenue since inception and had a net loss and cash used in operations of $9,724 and $8,441 for the year ended December 31, 2007, respectively.

                 While the Company is attempting to produce sufficient revenues, the Company's cash position may not be sufficient enough to support its daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCKHOLDERS' EQUITY (DEFICIT)

Common stock

                 The Company was incorporated on July 29, 2003. Prior to March 31, 2004, the Company was inactive. On March 31, 2004, the Company issued 6,500,000 shares of common stock to its sole officer, director and founder. No value was given to the shares issued by the newly formed corporation. Therefore, the shares were recorded to reflect the $.001 par value and paid in capital was recorded as a negative amount ($6,500). In other words, no net value was assigned to these shares.

                 On April 25, 2007, the Company sold 333,333 shares of its common stock in a private placement at $0.015 per share to 36 individuals for $5,000.

                 On July 30, 2007, the Company sold 2,000,000 shares of its common stock in a private placement at $0.015 per share to one (1) individual for $30,000.

NOTE 5 - INCOME TAXES

                 At December 31, 2007, the Company has available for federal income tax purposes a net operating loss ("NOL") carry-forwards of $12,191 that may be used to offset future taxable income through 2027. No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements since the Company believes that the realization of its net deferred tax assets of approximately $1,829 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $1,829.

                 Deferred tax assets consist primarily of the tax effect of NOL carry-forwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability. The valuation allowance increased approximately $1,459 and $145 during the years ended December 31, 2007 and 2006, respectively.

                 Components of deferred tax assets as of December 31, 2007 and 2006 are as follows:

	December 31
	2007	2006
Net deferred tax assets - Non-current:

Expected income tax benefit from NOL carry-forwards	$1,829	$370
Less valuation allowance	(1,829)	(370)
Deferred tax assets, net of valuation allowance	$-	$-

The reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended
	December 31, 2007	December 31, 2006
Federal statutory income tax rate	15.0%	15.0%
Change in valuation allowance on net operating loss carry-forwards	(15.0)	(15.0)
Effective income tax rate	0.0%	0.0%

NOTE 6 - RELATED PARTY TRANSACTION

Office space

                 The Company has been provided office space by its Chief Executive Officer at no cost.

NOTE 7 - CONCENTRATION OF RISK

                 One (1) customer accounted for all of the net sales for the year ended December 31, 2007. As a result, a termination in relationship or a reduction in orders from the customer could have a material adverse effect on the Company's results of operations and financial condition.

NOTE 8 - SUBSEQUENT EVENTS

                 On January 29, 2008, the Company sold 26,667 shares of its common stock at $0.03 per share to one (1) individual for $800.

                 On February 27, 2008, the Company sold 500,000 shares of its common stock at $0.001 per share to its legal counsel for $500.

                 On March 14, 2008, the Company sold 666,667 shares of its common stock at $0.03 per share to five (5) individuals for $20,000.

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$41,192	$26,559

Total Current Assets	41,192	26,559

Total Assets	$41,192	$26,559

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$5,750	$3,750

Total Current Liabilities	5,750	3,750

STOCKHOLDERS' EQUITY:
Preferred stock at $0.001 par value, 10,000,000 shares authorized, none issued or outstanding
Common stock at $0.001 par value, 100,000,000 shares, authorized, 10,026,667 and 8,833,333 shares issued and outstanding, respectively	10,027	8,833
Additional paid-in capital	46,273	26,167
Deficit accumulated during the development stage	(20,858)	(12,191)

Total Stockholders' Equity	35,442	22,809

Total Liabilities and Stockholders' Equity	$41,192	$26,559

See accompanying notes to the financial statements.

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended		For the Period from July 29, 2003 (Inception) through
	March 31, 2008	March 31, 2007	March 31, 2008

NET REVENUES	$-	$2,000	$2,267

COST OF GOODS SOLD	-	-	-

GROSS PROFIT	-	2,000	2,267

OPERATING EXPENSES:
Professional fees	8,099	-	15,599
General and administrative expenses	700	-	5,411

Total operating expenses	8,799	-	21,010

INCOME (LOSS) FROM OPERATIONS	(8,799)	2,000	(18,743)

OTHER INCOME:
Interest income	(132)	-	(385)

Total other income	(132)	-	(385)

INCOME (LOSS) BEFORE INCOME TAXES	(8,667)	2,000	(18,358)

INCOME TAXES	-	-	2,500

NET INCOME (LOSS)	$(8,667)	$2,000	$(20,858)

NET INCOME (LOSS) PER COMMON SHARE - BASIC AND DILUTED:	$(0.00)	$0.00	$(0.00)

Weighted average common shares outstanding - basic and diluted	9,157,334	6,500,000	6,962,092

See accompanying notes to the financial statements.

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Period from July 29, 2003 (Inception) through March 31, 2008
(UNAUDITED)
	Common Stock, $0.001 Par Value		Additional	Deficit Accumulated During the	Total
	Number of Shares	Amount	Paid-in Capital	Development Stage	Stockholders' Equity (Deficit)

Balance, December 31, 2003	-	$-	$-	$-	$-

Issuance of common stock to founder on March 31, 2004	6,500,000	6,500	(6,500)	-	-

Net loss	-	-	-	-	-

Balance, December 31, 2004	6,500,000	$6,500	$(6,500)	$-	$-

Net loss	-	-	-	(1,500)	(1,500)

Balance, December 31, 2005	6,500,000	6,500	(6,500)	(1,500)	(1,500)

Net loss	-	-	-	(967)	(967)

Balance, December 31, 2006	6,500,000	6,500	(6,500)	(2,467)	(2,467)

Issuance of common stock for cash at $0.015 per share on April 25, 2007	333,333	333	4,667	-	5,000

Issuance of common stock for cash at $0.015 per share on July 30, 2007	2,000,000	2,000	28,000	-	30,000

Issuance of common stock for cash at $0.015 per share on July 30, 2007	2,000,000	2,000	28,000	-	30,000

Net loss	-	-	-	(9,724)	(9,724)

Balance, December 31, 2007	8,833,333	$8,833	$26,167	$(12,191)	$22,809

Issuance of common stock for cash at $0.03 per share on January 29, 2008	26,667	27	773	-	800

Issuance of common stock for cash at $0.001 per share on February 27, 2008	500,000	500	-	-	500

Issuance of common stock for cash at $0.03 per share on March 14, 2008	666,667	667	19,333	-	20,000

Net loss	-	-	-	(8,667)	(8,667)

Balance, March 31, 2008	10,026,667	$10,027	$46,273	$(20,858)	$35,442

See accompanying notes to the financial statements.

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended		For the Period from July 29, 2003 (Inception) through
	March 31, 2008	March 31, 2007	March 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(8,667)	$2,000	$(20,858)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Changes in operating assets and liabilities:
Accrued expenses	2,000	-	5,750

NET CASH PROVIDE BY (USED IN) OPERATING ACTIVITIES	(6,667)	2,000	(15,108)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	21,300	-	56,300

NET CASH PROVIDED BY FINANCING ACTIVITIES	21,300	-	56,300

NET INCREASE IN CASH	14,633	2,000	41,192

Cash at beginning of period	26,559	-	-

Cash at end of period	$41,192	$2,000	$41,192

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-

Taxes paid	$-	$-	$2,500

See accompanying notes to the financial statements.

THE FASHION FANTASIA COMPANY
(A DEVELOPMENT STAGE COMPANY)
Notes to the Financial Statements
March 31, 2008 and 2007
(Unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

                 The Fashion Fantasia Company (a development stage company) ("Fashion Fantasia" or the "Company") was incorporated on July 29, 2003 under the laws of the State of New Jersey. The Company engages in marketing and distribution of fashion accessories over the Internet and at the wholesale level to the United States based buyers and consulting services relating to fashion industries.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

                 The accompanying unaudited financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission ("SEC") to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods have been included. These financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 2007 and notes thereto contained in the information filed as part of the Company's Registration Statement on Form 10, of which this Prospectus is a part. Interim results are not necessarily indicative of the results for the full year.

Development stage company

                 The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development Stage Enterprises" ("SFAS No. 7"). Although the Company has recognized some nominal amount of revenue since inception, the Company is still devoting substantially all of its efforts on establishing the business and, therefore, still qualifies as a development stage company. All losses accumulated since inception have been considered as part of the Company' development stage activities.

Use of estimates

                 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

                 The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Fair value of financial instruments

                 The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of financial assets and liabilities, such as cash, accrued expenses and taxes payable, approximate their fair values because of the short maturity of these instruments.

 Revenue recognition

                 The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition" ("SAB No. 101"), as amended by SAB No. 104 ("SAB No. 104") for revenue recognition. The Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred and the title and risk of loss transfer to the buyer, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

                 The Company derives its revenue from sales contracts with customers with revenues being generated upon the shipment of goods. Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking company or third party carrier and title transfers upon shipment, based on free on board ("FOB") warehouse; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive.

Income taxes

                 The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net income (loss) per common share

                 Net income (loss) per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS No. 128"). Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive common shares outstanding as of March 31, 2008 or 2007.

Recently issued accounting pronouncements

                 In June 2003, the United States Securities and Exchange Commission ("SEC") adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"), as amended by SEC Release No. 33-8889 on February 1, 2008. Commencing with its annual report for the year ending December 31, 2008, the Company will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement

•	of management's responsibility for establishing and maintaining adequate internal control over our financial reporting;

•	of management's assessment of the effectiveness of our internal control over financial reporting as of year end;

•	of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

                 Furthermore, in the following fiscal year, it is required to file the auditor's attestation report separately on the Company's internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

                 On September 15, 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157 "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

                 On February 15, 2007, the FASB issued FASB Statement No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115" ("SFAS No. 159"). SFAS No. 159

 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial condition and results of operations.

                 In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 "Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities" ("EITF Issue No. 07-3") which is effective for fiscal years beginning after December 15, 2007. EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

                 In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) "Business Combinations" ("SFAS No. 141(R)"), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company's year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

                 In December 2007, the FASB issued FASB Statement No. 160 "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" ("SFAS No. 160"), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company will adopt this standard at the beginning of the Company's year ending December 31, 2008 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

                 Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - GOING CONCERN

                 As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $20,858 at March 31, 2008, earned nominal amount of revenue since inception and had a net loss and cash used in operations of $8,667 and $6,667 for the three months ended March 31, 2008, respectively.

                 While the Company is attempting to produce sufficient revenues, the Company's cash position may not be sufficient enough to support its daily operations. Management intends to raise additional funds by way of a public or private offering. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 - STOCKHOLDERS' EQUITY (DEFICIT)

Common stock

                 On January 29, 2008, the Company sold 26,667 shares of its common stock at $0.03 per share to one (1) individual for $800.

                  On February 27, 2008, the Company sold 500,000 shares of its common stock at $0.001 per share to its legal counsel for $500.

                 On March 14, 2008, the Company sold 666,667 shares of its common stock at $0.03 per share to five (5) individuals for $20,000.

NOTE 5 - RELATED PARTY TRANSACTION

Office space

                 The Company has been provided office space by its Chief Executive Officer at no cost.

NOTE 6 - CONCENTRATION OF RISK

                 One (1) customer accounted for all of the net sales for the three months ended March 31, 2007. As a result, a termination in relationship or a reduction in orders from the customer could have a material adverse effect on the Company's results of operations and financial condition.